Exhibit 21.1

Subsidiary Name	State of Incorporation or Organization
Casals & Associates, Inc.	Virginia
DIV Capital Corporation	Delaware
DTS Aviation Services LLC	Nevada
DynCorp International LLC	Delaware
Dyn Marine Services of Virginia LLC	Virginia
DynCorp Aerospace Operations LLC	Delaware
DynCorp International Services LLC	Virginia
Phoenix Consulting Group, LLC	Alabama
Services International LLC	Delaware
Worldwide Management and Consulting Services LLC	Delaware
Worldwide Recruiting and Staffing Services LLC	Delaware
DynCorp International Inc.	Delaware
Heliworks LLC	Florida
Global Logistics Support Services LLC	Delaware
DynCorp International (UK) Ltd.	United Kingdom
DynCorp (Aust.) Pty. Limited	Australia
DynCorp Aerospace Operations (U.K.) Ltd.	United Kingdom
DynCorp International Services GmbH	Germany
DI Aerospace Integrated Solutions Ltda	Columbia
DI Air Columbia SAS	Columbia
AVICOM do Brasil Manutencao de Aeronaves Ltda	Brazil
Airport & MRO Facilities Nigeria Limited	Nigeria
Culpeper National Security Solutions LLC	Delaware
Highground Global, Inc.	Delaware